                                                                  EXHIBIT (a)(6)

                       THE ROBINSON-HUMPHREY COMPANY, LLC

CORPORATE FINANCE                                                                                     INVESTMENT BANKERS
DEPARTMENT                                                                                                    SINCE 1894

                                             June 10, 1999

Automobile Protection Corporation
15 Dunwoody Park Drive, Suite 100
Atlanta, GA 30338

Members of the Board of Directors:

     We understand that Automobile Protection Corporation (the "Company") has entered into an agreement to be acquired by Ford Motor Company, or one of its wholly owned subsidiaries (collectively, "Ford") (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction cause Ford to commence a tender offer to purchase all of the issued and outstanding shares of the Company's common stock at a price per share of not less than $13.00, net to the seller in cash, subject to the terms and conditions set forth in the Definitive Merger Agreement (the "Agreement").

     We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view to the Company of the consideration to be received by the shareholders in the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (2) a trading history of the Company's common stock and a comparison of that trading history with those of other companies which we deemed relevant, (3) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, and (4) a comparison of the financial terms of the Proposed Transaction with the terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial forecasts/projections of the Company, we have assumed that such forecasts/projections have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In


                            ATLANTA FINANCIAL CENTER
                3399 PEACHTREE ROAD. NE - ATLANTA, GEORGIA 30526
                                 (404) 266-6000

Automobile Protection Corporation
June 10, 1999

Page Two

------------------------------

addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion.

     Based upon and subject to the forgoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received in the Proposed Transaction is fair to the shareholders.

                                   THE ROBINSON-HUMPHREY COMPANY, LLC


                                   By: THE ROBINSON-HUMPHREY COMPANY, LLC